                                  EXHIBIT 10.8

                                 MUTUAL RELEASE


This Mutual Release dated for reference January 5, 2000,

BETWEEN:


                     MDU COMMUNICATIONS INTERNATIONAL, INC.

                                     ("MDU")


AND:


                          CANACCORD CAPITAL CORPORATION

                                  ("Canaccord")




WHEREAS:

MDU and Canaccord entered into an Agency Agreement, dated for reference October 13, 1999 (the "Agreement");


         FOR AND IN CONSIDERATION of the payment by MDU to Canaccord of $12,622.16 and 50,000 common shares in the capital of MDU, and the payment by Canaccord to MDU of $1.00 an the mutual covenants and releases herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree with each other as follows:


1.       The Agreement is hereby terminated, including without limitation
         Section IX thereof.

2. MDU does hereby remise, release and forever discharge Canaccord, its past, present and future affiliates, predecessors, successors, assigns, principals, employees, agents, shareholders, officers and directors and the respective heirs, executors, administrators, successors and assigns of such principals, employees, agents, shareholders, officers and directors, of and from any and all past, present and future actions, manner of actions, causes of action, claims, suits, proceedings, obligations, liabilities, debts, dues, profits, expenses, contracts, covenants, demands and damages of any nature or kind whatsoever, whether actually pending or potential, at law or in equity, known as well as unknown, which MDU, its past, present and future servants, agents, principals, employees, officers, directors, shareholders, affiliates, heirs, executors, administrators, successors and assigns and the respective heirs, executors, administrators, successors and assigns of such servants, agents, principals, employees, officers, directors, shareholders and affiliates had, now have, or hereafter can, shall or may have arising out of or by reason of any matter, cause or thing whatever occurring or existing up to and inclusive of the date of this Mutual Release (a "MDU Claim") and including in particular, but without limiting the generality of the foregoing, any matter, cause or thing arising out of or in relation to or in any way connected with the Agreement.

3. Canaccord does hereby remise, release and forever discharge MDU, its past, present and future affiliates, predecessors, successors, assigns, principals, employees, agents, shareholders, officers and directors and the respective heirs, executors, administrators, successors and assigns of such principals, employees, agents, shareholders, officers and directors, of and from any and all past, present and future actions, manner of actions, causes of action, claims, suits, proceedings, obligations, liabilities, debts, dues, profits, expenses, contracts, covenants, demands and damages of any nature or kind whatsoever, whether actually pending or potential, at law or in equity, known as well as unknown, which any of Canaccord, its past, present and future servants, agents, principals, employees, officers, directors, shareholders, affiliates, heirs, executors, administrators, successors and assigns and the respective heirs, executors, administrators, successors and assigns the respective heirs, executors, administrators, successors and assigns of such servants, agents, principals, employees, officers, directors, shareholders and affiliates had, now have, or hereafter can, shall or may have arising out of or by reason of any matter, cause or thing whatsoever occurring or existing up to and inclusive of the date of this Mutual Release (a "Canaccord Claim") and including in particular, but without limiting the generality of the foregoing, any matter, cause or thing arising out of or in relation to or in any way connected with the Agreement.

4. IT IS HEREBY UNDERSTOOD AND AGREED by the parties that nothing contained herein shall be deemed an admission of liability by any of the parties hereto with respect to any claim of any other party.

5. IT IS HEREBY UNDERSTOOD AND AGREED that the parties providing Releases herein will not make, claim or take proceedings against any other person or corporation or other legal entity who might claim contribution or indemnity from any party hereto in connection with any of the matters referred to herein.

6. Each party acknowledges that this Mutual Release has been executed voluntarily by such party after receiving independent legal advice. The parties further covenant and represent that the have not assigned their rights of action to anyone.

7. The terms of this Mutual Release are contractual and not recitals. It is further understood and agreed that this Mutual Release, with the Settlement Agreement, contains the entire agreement among the undersigned parties in regard to the matters which are the subject matters of this Mutual Release. Further, this Mutual

         Releases shall be enforceable in all jurisdictions of the world and governed by the laws of the Province of British Columbia.


MDU COMMUNICATIONS INTERNATIONAL, INC.

Per


                     /s/ Bob Biagioni
         -------------------------------------------
         Authorized Signatory
         I have authority to bind the Company



CANACCORD CAPITAL CORPORATION

Per


                  /s/
         -------------------------------------------
         Authorized Signatory
         I have authority to bind the Company

                        [CANACCORD CAPITAL - LETTERHEAD]



October 13, 1999


MDU Communications International Inc.
108 - 11951 Hammersmith Way
Richmond, B.C.
V7A 5H9
Attention:        Sheldon Nelson
                  President & Director

Via Fax: (204) 783-9962

Dear Sirs:

         RE: REORGANIZATION, OFFERING MEMORANDUM, PRIVATE PLACEMENT AND SUBSEQUENT SPONSORSHIP AND INITIAL PUBLIC OFFERING ON THE VANCOUVER STOCK EXCHANGE.

I.       PREAMBLE

This letter cancels all previous agreements, arrangements (particularly the Engagement Letter of May 21, 1999) between Canaccord Capital Corporation (the "Agent") and MDU Communications Inc. (the "Company") and herein delineates any previous obligations of the Company to the Agent. It sets out a basic reorganization plan (the "Reorganization", see Schedule "A") that will provide a basis for the Agent and its investors to undertake. A Private Placement and a subsequent Initial Public Offering ("IPO") on the Vancouver Stock Exchange ("VSE").

Canaccord as your Agent and Fiscal Advisor is desirous of establishing a long term investment banking and advisory relationship with the Company which, on a broad basis will require the following:

A. REORGANIZATION ACTIVITIES: To fall in place prior to closing the Private Placement.

         1) The Company must complete a creditor arrangement plan with its key creditors, that is satisfactory to the Agent, which provides for a deferment of payments spread over the year 2000. Letters or documentation confirming these deferments are to be in place.

         2) The Company must complete an Equipment Lease back and future equipment lease arrangements with MerBanco Tiara Capital ("MBT") and Star Choice Communications
                   ("Starchoice") that provides for:

                  (a) an irrevocable lease back commitment from MBT (upon their receipt of an advance of $150,000 from the Company) to pay the Company $1,500,000 debt/lease back financing by December 31, 1999, and

                  (b)      future funding (debt) of up to $40,000,000.

         3) The Company must complete a detailed revised cash flow that reflects the Company's business and the above reorganization activities.

B. AGENT'S FINANCING ACTIVITIES: To be undertaken upon completion of A(1) and A(3) above and during A(2) above.

         1) The Company will prepare an Offering Memorandum to allow the Agent to finance a Private Placement of $1,000,000 or such amounts as the parties agree. Documentation is to be completed to market and close the issue prior to December 10, 1999.

         2) The Company will prepare a Prospectus to complete an IPO on the Vancouver Stock Exchange for some $2.5 million. This is anticipated to close in the first quarter of the year 2000.

         The outline expressed herein is subject to our further due diligence of your Company including but not limited to: (i) full evaluation of the details of the Company, Starchoice and MBT debt financing agreement;
         (ii) evaluation of the contract/alliance with Starchoice; and (iii) evaluation of one or two other strategic alliances that are in negotiation and/or to be completed this year.

II.      PRIVATE PLACEMENT - COMMON SHARES

The Company will completed an Offering Memorandum and the Agent will use its best efforts to assist the Company and its principals in placing the following issue:

         Issue:   Common Shares

         Issue Price:      To be established at time of issue in context of
                           market, plus one-half share purchase warrant.

         Amount of Issue:           C$1,000,000

         Selling Jurisdiction:      B.C. and Offshore.

         Selling Commission:        Eight Percent (8%)

Full details will be established in the Offering Memorandum and Agent Agreement.

III.     INITIAL PUBLIC OFFER - VANCOUVER STOCK EXCHANGE

The Agent will work with the Company to complete an Initial Public Offering on the Vancouver Stock Exchange for $2.5 million or such amounts as its parties agree. It is acknowledged that the Company is presently a publicly traded company on the OTC Bulletin Board under the symbol MDTV and its listing in Canada will require a full prospectus.

This issue is slated to complete, subject to the Company's performance and success with its reorganization plan, in Q1, or early Q2 of 2000.

The terms of this issue will be negotiated at the time of the issue. There will be further due diligence required prior to this offering.

IV.      CORPORATE FEES

The Agent, having worked with the Company since May 21, 1999 and having assisted in developing an October 1999 reorganization plan and a financing plan will be compensated by a Corporate Finance fee of 200,000 shares of the Company; 100,000 payable upon signing this letter and 100,000 upon completion of the Private Placement.

A separate fee will be negotiated subsequent to this Private Placement as part of the on going activities required for the pursuing twelve months including the IPO.

V.       WORK FEE - FISCAL ADVISORY SERVICES

The Company must make arrangements to pay the balance of the previous work fees (invoice dated October 6, 1999) and the remaining monthly work fees of $5,000 will continue, but may be accrued until the closing of the Private Placement.

VI.      EXPENSES

(a)      LEGAL DISBURSEMENTS

Upon signing this letter, the Company hereby agrees to deposit a $5,000 retainer in trust with Canaccord. The said retainer will be applied towards the Agent's legal fees and disbursements. Once the retainer is drawn down, the Agent shall, from time to time, send an invoice to the Company representing any additional fees and expenses of the Agent's legal counsel incurred in connection with the matters outlined in this letter.

(b)      SPONSORSHIP AND ADMINISTRATIVE FEE

Subsequent to the Private Placement, the Agent herein agrees to act as the Company's Sponsor (as part of the IPO and listing on the VSE) and to administer the financing process. The Agent will charge a one time fee of a maximum of $20,000 plus GST to cover these functions. The Sponsor will prepare an application to and obtain pre-listing approval from the VSE's with regard to the Company and its proposed developments. The Agent will liaise with the VSE's Corporate Finance Department to obtain approval of the Company's application for a change of business.

Such legal fees and expenses as incurred and set forth above shall be paid by the Company regardless of whether the transactions contemplated herein are completed or not.

All administrative fees and reasonable expenses shall be payable by the Company upon completion of the Offering and, shall be payable by the Company whether ore not the Offering is completed, terminated or withdrawn.

(c)      ASSESSMENT REPORT

If required, pursuant to the British Columbia Securities Commission's interim Local Policy Statement 3-17, the Agent will retain an independent consultant to undertake a review of the business and management of the Company. On completion of the consultant's review, the consultant will provide the Agent with an Assessment Report. The review and the Assessment Report will be undertaken and provided in support of the Agent's due diligence responsibilities under the Policy and the SECURITIES ACT (British Columbia) in connection with the Company's anticipated financing. If required by the Vancouver Stock Exchange, the Agent may require the Company to pay an estimated fee in the amount of approximately $15,000 plus expenses, payable upon execution of a definitive agreement to retain an independent consultant.

VII.     GENERAL UNDERTAKINGS

1. The Company will work diligently with the Agent to develop a President's List for the Offering and will assist the Agent in placing a portion of the Private Placement and the IPO.

2. If the Agent is the sole agent on the Offering and subsequent financings, the Company and the Agent will enter into written agreements prepared according to the Agent's standard form concerning the Offering and any subsequent financings.

3.       The Company will agree to establish:

         (a)      a public Relations Program

         (b)      a Promotional and Incentive Program, and

         (c)      a Market Maintenance Program

4. The Company will provide the Agent on a timely basis with monthly unaudited financial statements following the execution of this letter agreement and continuing for a period of one year following the closing of the offering.

VIII.    SHARE STRUCTURE

The share structure of the company is presented in Schedule "A". The existing position and pro forma positions are presented to reflect approximately the number of shares outstanding after the Offerings. This model represents a reasonable capitalization value and the type of share structure that, with certain tolerances, would be readily financeable. The share structure may vary depending upon forecasts, competitive factors, pricing, market factors and the evaluation of the company.

IX.      RIGHT OF FIRST REFUSAL

The Agent shall have the right of first refusal, which will not be unreasonably exercised, to participate in all future debt or equity financings of the Company, whether public or private and whether or not an investment dealer is or proposes to be involved, for a period of 12 months from the date of the IPO. If the Agent is not willing to match the conditions of a financing available to the Company, as provided by the "right of first refusal", the Company has the right to terminate such rights. The Company has the right to arrange or bring other Registrants as members of a syndicate to participate with the Agent on mutually agreeable terms.

The Company may request that the Agent work with other Investment Dealers on future financings.

X.      EXPIRATION OF THIS OFFER

The Agent hereby notifies the Company that this Agreement is only offered for a limited time. The Agreement and all terms and conditions to herein will expired by 4:00 p.m. on October 18, 1999 unless signed and returned to Canccord Capital by mail or fax.

X.       OTHER

The Company covenants and agrees to indemnify the Agent as provided for in Schedule B attached hereto.

This letter agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

If this letter accurately reflects your understanding of the terms of our engagement and you agree to be legally bound thereby, please execute this letter agreement (in counterparts, if necessary) where indicated below and return a copy thereof (by facsimile and by courier) to Canaccord Capital Corporation (Attention: David J. Horton).

Yours truly,

CANACCORD CAPITAL CORPORATION

/s/ David J. Horton

David J. Horton
Senior Vice President and Director

The foregoing accurately reflects the terms and the transaction which we hereby agree to enter into and the undersigned agrees to be legally bound.

Acknowledge and agreed this 13th day of October, 1999.

MDU COMMUNICAITONS INTERNATIONAL INC.

Per:     /s/
     ---------------------------------------------
         Authorized Signatory

                                   SCHEDULE A
                          PRO FORMA SHARE STRUCTURE OF
                      MDU COMMUNICATIONS INTERNATIONAL INC.


                                     NUMBER OF SHARES      $ RAISED
                                          (000)               (000)
                                          -----               -----


Shares restricted l-44                   5,900
Float                                    3,991
Private Placement                        2,000              $1,000
Corp. Fees                                 200
I.P.O. (estimated)                       2,500               2,500
                                         -----               -----
TOTAL                                   14,591               3,500
                                        ======               =====

Estimated
Future warrants options, etc.            2,500              $3,000
                                         -----              ------

TOTAL FULLY DILUTED                     17,091              $6,500
                                        ======              ======


                                  SCHEDULE "B"


MDU Communications International Inc. (the "Indemnitor") hereby agrees to indemnify and hold Canaccord Capital Corporation and/or any of its subsidiary companies and/or divisions (hereinafter referred to as the "Agent") and each and every one of the directors, officers, employees and shareholders of the Agent (hereinafter referred to as the "Personnel") harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Agent to which the Agent and/or its Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by the Agent and its Personnel hereunder or otherwise in connection with the matters referred to in the attached letter agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

i. the Agent or its Personnel have been negligent or dishonest or have committed any fraudulent act in the course of such performance; and

ii. the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonestly or fraud referred to in (I).

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above, the foregoing indemnification is unavailable to the Agent or insufficient to hold its harmless, then the Indemnitor shall contribute to the amount paid or payable by the Agent as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Agent on the other but also the relative fault of the Indemnitor and the Agent, as well as any relevant equitable considerations provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Agent as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the fees received by the Agent hereunder.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or the Agent by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or the Agent and Personnel of the Agent shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by the Agent, the Agent shall have the right to employ its own counsel in connection therewith , and the reasonable fees and expenses of such counsel as well as the reasonable costs and out-of-pocket expenses incurred by the Agent and its Personnel in connection therewith shall be paid by the Indemnitor as they occur.

Promptly after receipt of notice of the commencement of any legal proceeding against the Agent or any of its Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Agent will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Agent and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Agent and any of the Personnel of the Agent. The foregoing provisions shall survive the completion of professional services rendered under the attached letter of agreement or any termination of the authorization given by the attached letter of agreement.

         /s/                          for Canaccord Capital Corporation
--------------------------------


         /s/                          for MDU Communications International Inc.
--------------------------------